EXHIBIT 5.1

                                GSKW&M Letterhead

                                                              February 10, 2005

Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 518
New York, NY 10170

Ladies and Gentlemen:

         We have acted as counsel to Fusion Telecommunications International, Inc. (the "Company") in connection with its filing of a registration statement on Form S-1 (Registration No. 333-120412, the "Registration Statement") covering 12,141,838 shares of common stock, $.01 par value (the "Common Stock"), including 3,600,000 shares of Common Stock, 540,000 shares of Common Stock subject to an over-allotment option granted to the underwriters, 3,600,000 shares of Common Stock issuable upon exercise of the redeemable Common Stock purchase warrants, 540,000 shares of Common Stock issuable upon exercise of the redeemable Common Stock purchase warrants subject to an over-allotment option granted to the underwriters, 360,000 shares of Common Stock issuable upon exercise of the representive's purchase option, 360,000 shares of Common Stock issuable upon exercise of redeemable warrants underlying the representative's purchase option and 3,141,838 shares of Common Stock issuable upon the exercise of 3,141,838 purchase warrants registered for the benefit of the Selling Security Holders, and 7,641,838 redeemable common stock purchase warrants (the "Warrants", together with the Common Stock, the "Securities"), including 3,600,000 Common Stock purchase warrants, 540,000 Warrants subject to an over-allotment option granted to the underwriters, 360,000 Common Stock purchase warrants underlying representative's purchase option and 3,141,838 Warrants registered for the benefit of the Selling Shareholders, all as more particularly described in the Registration Statement.

         In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation and By-laws, as the same exist on the date hereof, including any amendments thereto, and the minutes and other corporate proceedings of the Company.

         With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signature on all documents submitted to us.

         On the basis of the foregoing, we are of the opinion that each of the Common Stock and Warrants, when sold, will be legally issued, fully paid and non-assessable, and that each of the Warrants, and the Purchase Option, when sold, will represent valid, legal and binding obligations of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Gersten, Savage, Kaplowitz, Wolf & Marcus GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS LLP